Exhibit 99.1

OSS Chief Executive Officer David Raun to Step Down

Following Appointment of Successor

Mr. Raun to Continue as a Member of the Board of Directors

ESCONDIDO, Calif., February 9, 2023 – One Stop Systems, Inc. (Nasdaq: OSS), a leading provider of AI Transportable compute and storage solutions at the edge, announced today that its chief executive officer, David Raun, will be stepping down, effective upon the appointment of his successor. The company has not yet identified a candidate to fill the position, however it has retained an internationally recognized search firm to aid in this effort. Mr. Raun will continue to serve as a member of the company’s Board of Directors.

Under Raun’s leadership, OSS has been executing a multi-year strategy to position the company for accelerated growth and greater long-term shareholder value. Soon after assuming his role in 2020, Raun fortified the balance sheet through profitability and increased cash infusions, producing a solid cash position. In 2021, Raun implemented new product and market strategies, innovating on the company’s core competencies, leading to new business engagements in military and industrial AI and Autonomous Transportation applications. Although the company continues to have success in Autonomous Trucking and other verticals, the focus and investments have been on AI Transportables in high-margin recurring opportunities throughout the Department of Defense (DOD).

As a result, in 2023, OSS expects to announce the incorporation of its latest technologies into some key military programs that it has been working on with the DOD and major prime contractors over the past few years, and additional projects are well underway. Much of this activity is centered around its new flagship “Rigel” platform, offering the most-compact, highest-performance ruggedized compute and storage product enabling AI and autonomy on the ground and in the air. The DOD and several prime contractors have indicated to OSS that adding this type of capability throughout the military theater is key toward maintaining the military superiority our country has enjoyed for decades.

“I am pleased and excited with the progress of the management team and the Board in repositioning OSS over the last few years to create great long-term value going forward,” said David Raun. “Based on this and the success we are currently seeing with the DOD, I feel it’s time to bring in new leadership with deep experience and high-level contacts in the defense sector to scale the opportunities and growth. In parallel with this announcement, today we also implemented several internal organizational changes to align our U.S.-based operations with this same objective. Meanwhile, during the search for my successor, I remain committed to our shareholders and our people to continue pushing forward, while facilitating a smooth transition. Once complete, I look forward to contributing as an active board member and significant shareholder.”

Ken Potashner, Chairman of the Board, remarked, “In my time with the company, there’s never been a more exciting time than now. The products that David and the management team have been working on for DOD projects are gaining acceptance and their forecasted integration is beyond our expectations. The Board appreciates—and has great respect for—David’s leadership in setting an exciting path for the company and for recognizing the opportunity to leverage the unique skill sets required to maximize the opportunities with the DOD, which we strongly believe is in the best interest of shareholders. The Board is pleased that David will stay engaged to enable a smooth transition to the right successor and it unanimously voted to have him continue to serve the company at the Board level.”

OSS plans to issue a press release to announce its latest contract awarded by the military on or about February 14, 2023, in conjunction with the first day of the Armed Forces Communications & Electronics Association International (AFCEA) West 2023 show in San Diego.

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a global leader in AI Transportable solutions for the demanding ‘Edge.’ It designs and manufactures the highest performance compute and storage products that enable rugged autonomous and AI capabilities without compromise. These hardware and software platforms bring the latest data center performance to the harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI Transportables require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on Twitter, YouTube, and LinkedIn.

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, the search for, and appointment of, a new chief executive officer and the effectiveness and/or success of the company’s business strategy. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

Investor Relations:

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

Email contact

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